EXHIBIT 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
April 30, 2012

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FIRST QUARTER 2012 NET OPERATING INCOME OF $7.5 MILLION

●	Revenue up 11.8% from prior year first quarter to $216.2 million
●	GAAP combined ratio of 101.5% and accident year combined ratio of 96.2%
●	Net operating income of $7.5 million, or $0.15 per diluted share
●	Book value per share of $11.60, up 1.2% from December 31, 2011
●	Quarterly dividend declared of $0.05 per share

First Quarter Overview:

Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported first quarter 2012 net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, of $7.5 million, or $0.15 per diluted share, compared to $14.0 million, or $0.26 per diluted share, in the prior year first quarter. First quarter 2012 results include the previously announced increase in net ultimate loss estimates for accident years 2011 and prior of ($6.6 million), or ($0.13) per diluted share; which compares to first quarter 2011 results that include a decrease in the net ultimate loss estimates for accident years 2010 and prior of $2.1 million, or $0.04 per diluted share.

The accident year combined ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, improved to 96.2% for the first quarter of 2012, compared to 97.7% in the first quarter of 2011. The GAAP combined ratio for the first quarter of 2012 was 101.5%, compared to 95.8% in the first quarter of 2011.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 63.5% for the first quarter of 2012, compared to 63.6% in the first quarter of 2011.

Net income for the first quarter of 2012 was $8.1 million, or $0.16 per diluted share, as compared to $14.6 million, or $0.27 per diluted share, for the first quarter of 2011. The 2012 results include $0.6 million, or $0.01 per diluted share, of after-tax realized gains, which is comparable to 2011 first quarter results.

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First quarter 2012 gross written premium increased $33.0 million, or 14.7%, to $258.0 million, compared to $224.9 million in the first quarter of 2011. The increase reflects the maturation of existing programs, rate increases that have been achieved and new business initiatives that were implemented during the past twelve months designed to develop specialty niche expertise in a range of areas. These increases were partially offset by reductions in certain programs where pricing and underwriting did not meet the Company’s targets.

Net commissions and fee revenue for the first quarter of 2012 increased $0.6 million, or 6.2%, to $9.0 million from $8.4 million in the prior year quarter. The increase was driven primarily by commission revenues generated from a Michigan agency that was acquired in the fourth quarter of 2011.

The expense ratio for the three-months ended March 31, 2012 decreased 1.4 percentage points to 32.7%, from 34.1% for the same period in 2011. The 2012 expense ratio improvement was primarily impacted by a reduction in variable compensation and a shift in the mix of business resulting in a lower commission expense as compared to the prior year first quarter.

Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “During the first quarter, we continued to achieve moderate rate increases across our book of business and significant rate increases in certain lines of business and states where underwriting profitability was not meeting our targets. These rate increases, which are estimated to exceed loss cost trends, will earn out throughout 2012 and 2013. We also continue to see the positive impact of the underwriting actions taken in 2011 and the first part of 2012. We believe these efforts will enhance our profitability.”

The GAAP loss and LAE ratio for the first quarter included an increase in net ultimate loss estimates for 2011 and prior accident years of $10.2 million, which increased the GAAP loss and LAE ratio by 5.3 percentage points; whereas the 2011 results included a decrease in net ultimate loss estimates for 2010 and prior accident years of $3.2 million, which reduced the GAAP loss and LAE ratio by 1.9 percentage points. The GAAP loss and LAE ratio was 68.8% for the first quarter of 2012, compared to 61.7% in the prior year first quarter. The following table sets forth a summary of changes to net ultimate loss estimates for accident years 2011 and prior by line of business (NOTE: $ in ‘000s):

SEC Line of Business	Development on Prior Accident Years	Net Reserves at December 31, 2011	Development as Percent of December 31, 2011 Reserves
Workers' Compensation	$3,064	$358,131	0.9%
Residual Markets	(468)	17,682	-2.6%
Commercial Multiple Peril/General Liability	2,322	353,311	0.7%
Commercial Automobile	3,987	117,594	3.4%
Other	1,303	32,375	4.0%
Total	$10,208	$879,093	1.2%

Workers’ Compensation

The net ultimate loss estimates for accident years 2011 and prior in the workers' compensation line of business increased $3.1 million, or 0.9%. As our business grew in 2009-2011, claim counts increased. Additionally, as the case reserves matured, our estimates for the ultimate probable cost on those newer claims increased. During the first quarter of 2012, we also experienced an acceleration of our claims closure rate which should be an indication that this phenomenon has stabilized. The increase in net ultimate loss estimates is spread approximately equally over the 2009, 2010 and 2011 accident years.

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Cumulative rate increases on worker’s compensation accounts over the last nine quarters are approximately 16.3%.

Commercial Multiple Peril/General Liability

The $2.3 million increase, or 0.7%, in net ultimate loss estimates in the commercial multiple peril/general liability line of business is primarily from accident years 2007 and prior, reflecting higher than expected severity in one excess liability program. All other accident years and programs remained relatively stable.

Cumulative rate increases in commercial multi-peril line of business over the last nine quarters has been approximately 1.8%.

Commercial Automobile

The $4.0 million increase, or 3.4%, in net ultimate loss estimates in the commercial automobile line of business is primarily in the 2011 accident year reflecting the emergence of higher than expected severity on the policies written prior to June 2011 on a transportation program and slightly higher than expected severity on a smaller west coast program. As we announced in previous quarters, we have aggressively raised rates and reduced premium volume to lower our future loss ratios in this line of business.

Cumulative rate increases in the transportation program mentioned above have been 46.0% since the first quarter of 2011 and we have reduced written premium volume by 41.2%.

Other Lines

The $1.3 million increase, or 4.0%, in net ultimate loss estimates in the other lines of business is primarily from 2011 accident year property exposures where we had a handful of larger claims that occurred in late 2011, but were not reported until  the first quarter of 2012. These occurrences were partially offset by better than expected frequency in our medical malpractice line of business.

2012 Guidance Affirmed

Mr. Cubbin stated: “Despite the increase in net ultimate loss projections from older years, our current accident year loss ratios show positive signs of the cumulative pricing increases and underwriting actions we have taken over the last three years to stay ahead of industry loss cost trends. We therefore expect full year 2012 results to still come in at/or near the low end of the previously announced guidance range of $0.90 to $1.00.”

The current run rate for our 2012 accident year combined ratio is approximately 98.1%, which is 1.9 percentage points higher than our first quarter accident year combined ratio of 96.2%. The difference between the 2012 run rate and the first quarter accident year combined ratio is primarily driven by better than expected insurance-related assessments that reduced policy acquisition costs during the first quarter, but are not expected to impact future periods.

Other Matters

Adoption of New Accounting Guidance:
In October 2010, the Financial Accounting Standards Board issued new guidance concerning the accounting for costs associated with acquiring or renewing insurance contracts. Under the new guidance, only direct incremental costs associated with successful insurance contract acquisitions or renewals are deferrable. The Company adopted this guidance effective January 1, 2012 and has retrospectively adjusted its previously issued financial information. Adoption of this guidance reduced the carrying value of its deferred acquisition costs as of December 31, 2011 by $11.2 million and equity by $7.3 million, or $0.14 per common share. Both net operating income and net income for the first quarter of 2011 were reduced by $0.5 million, or $0.01 per diluted share.

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Debt to Equity Ratio:
At March 31, 2012, our debt-to-equity ratio was 22.3%, compared to 18.7% at December 31, 2011.  The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 8.5% at March 31, 2012, compared to 4.9% at December 31, 2011. The increase in the debt to equity ratio during the quarter primarily reflects a drawdown of $20.0 million on our Federal Home Loan Bank (“FHLB”) credit facility. The proceeds were used to fund purchases of high quality bonds with maturities that match the maturity of the FHLB credit facility. Due to the low cost of the FHLB funding, we expect to generate returns in excess of our cost of borrowing under this strategy.

Investment Portfolio:
Net investment income for the first quarter of 2012 increased $0.1 million, or 1.2%, to $13.7 million from $13.6 million in the first quarter of 2011.  The 2011 results include accretion on a security that was previously impaired, but deemed to have recovered subsequent to the impairment. This security recovered fully and matured in the second quarter of 2011. Excluding the income amounts related to the recovery of this security, net investment income would have increased $0.5 million, or 3.7%. This reflects an increase in average invested assets due to positive cash flow from operations, as well as the investment of the FHLB loan proceeds in our fixed income portfolio.

At March 31, 2012, pre-tax book yield was 4.0%, which is comparable to the pre-tax book yield at December 31, 2011. The effective duration of the portfolio was 5.0 years at March 31, 2012, compared to 4.9 years at December 31, 2011.

Shareholders’ Equity:
Shareholders’ equity increased to $585.7 million, or $11.60 per common share at March 31, 2012 from $585.2 million, or $11.46 per common share at December 31, 2011.

Statutory Surplus:
At March 31, 2012, the combined statutory surplus was $381.0 million, compared to $385.4 million at December 31, 2011.

Premium Leverage Ratios: As of March 31, 2012, on a trailing twelve month statutory consolidated basis, the gross and net premium leverage ratios were 2.5 to 1.0 and 2.1 to 1.0, respectively. As a reference point, the Company’s guidelines for gross and net written premium to statutory surplus are 2.75 to 1.0 and 2.25 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended March 31, 2012, operating cash flows remain strong at $38.3 million as compared to $34.6 million for the three months ended March 31, 2011. The increase in operating cash flows is driven primarily by variable compensation payments that were made in 2011 (related to 2010 performance), but not in 2012.

Dividend and Share Repurchases:
On April 26, 2012, the Board of Directors declared a quarterly dividend of $0.05 per share payable on May 29, 2012 to shareholders of record as of May 11, 2012.

During the quarter, the Company repurchased 530,000 shares at an average cost of $9.44 per share. Accretive share repurchases during the quarter increased book value per share by $0.03.

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Under the Share Repurchase Plan, management is currently authorized to purchase approximately 4.5 million additional shares.

Conference Call

Meadowbrook’s 2012 first quarter results will be discussed by management in more detail on Tuesday, May 1, 2012 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through May 15, 2012 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 391077.  The webcast will be archived and available for replay through August 1, 2012.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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EARNINGS RELEASE	PAGE 6

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

		As Adjusted
	MARCH 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2012	2011

BALANCE SHEET DATA

ASSETS
Cash and invested assets	1,542,210	$1,487,680
Premium and agents balances	198,605	183,160
Reinsurance recoverable	343,469	325,754
Deferred policy acquisition costs	79,703	74,467
Prepaid reinsurance premiums	38,103	33,754
Goodwill	120,792	120,792
Other assets	143,367	144,491

Total Assets	2,466,249	$2,370,098

LIABILITIES
Loss and loss adjustment expense reserves	1,235,211	$1,194,977
Unearned premium reserves	417,258	386,750
Debt	49,688	28,375
Debentures	80,930	80,930
Other liabilities	97,443	93,915
Total Liabilities	1,880,530	1,784,947

STOCKHOLDERS' EQUITY
Common stockholders' equity	585,719	585,151

Total Liabilities & Stockholders' Equity	2,466,249	$2,370,098

Book value per common share	$11.60	$11.46

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$10.26	$10.13

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS
Share & Per Share Data)	ENDED MARCH 31,
		As Adjusted
SUMMARY DATA	2012	2011

Gross written premiums	$257,955	224,946
Net written premiums	218,975	193,316

REVENUES
Net earned premiums	$192,815	170,658
Net commissions and fees	8,965	8,438
Net investment income	13,732	13,572
Net realized gains	732	812
Total Revenues	216,244	193,480
EXPENSES
Net losses and loss adjustment expenses	132,747	105,262
Policy acquisition and other underwriting expenses	63,113	58,158
General selling and administrative expenses	6,339	6,244
General corporate expenses	1,373	1,355
Amortization expense	1,416	1,232
Interest expense	1,977	2,172
Total Expenses	206,965	174,423
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	9,279	19,057
Income tax expense	1,855	5,459
Equity earnings of affiliates, net of tax	688	1,073
Equity earnings of unconsolidated subsidiaries, net of tax	(8)	(23)
NET INCOME	$8,104	14,648

Less: Net realized gains, net of tax	577	632

NET OPERATING INCOME (1)	$7,527	14,016

Diluted earnings per common share
Net income	$0.16	0.27
Net operating income	$0.15	0.26

Diluted weighted average common shares outstanding	50,921,465	53,527,022

GAAP ratios:
Loss & LAE ratio	68.8%	61.7%
Other underwriting expense ratio	32.7%	34.1%
GAAP combined ratio	101.5%	95.8%

1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains net of taxes associated with such gains.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS
	ENDED MARCH 31,
		As Adjusted
	2012	2011
Net earned premium	$192,815	170,658
Net losses & loss adjustment expenses (1)	132,747	105,262
Policy acquisition and other underwriting expenses	63,113	58,158
Profit (loss) from net earned premium	(3,045)	7,238
Net investment income	13,732	13,572
Profit from insurance operations	10,687	20,810

Net commissions and fees	$8,965	8,438
General selling & administrative expenses	6,339	6,244
Profit from net commissions & fees	2,626	2,194

General corporate expense	$1,373	1,355
Amortization expense	1,416	1,232
Interest expense	1,977	2,172
Other expenses	4,766	4,759

Profit from insurance operations	$10,687	20,810
Profit from net commissions & fees	2,626	2,194
Other expenses	(4,766)	(4,759)
Net capital gains	732	812
Pretax income	$9,279	19,057

Key ratios:
GAAP combined ratio	101.5%	95.8%
Accident year combined ratio (2)	96.2%	97.7%

(1)	The three months ended March 31, 2012 and 2011 include unfavorable development of $10,208 and favorable development of $3,231, respectively.
(2)
The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

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